Exhibit 10.3

PARADIGM GENETICS, INC. EMPLOYMENT AGREEMENT For Peter C. Johnson

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 29nd day of January 2004, by and between Peter C. Johnson (“Executive”) and PARADIGM GENETICS, INC. (“Company”).

WHEREAS, the Company desires to compensate Executive for his personal services to the Company; and

WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation,

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.	EMPLOYMENT BY THE COMPANY.

1.1	Title and Reporting. Executive will serve as Executive Vice President, Chief Medical Officer and report to the Company’s Chief Executive Officer.

1.2	Effective Date and Term. This Agreement shall be effective upon the first full business day following the closing of a merger agreement between TissueInformatics.Inc. (“TII”) and the Company (the “Merger Agreement”), contemplated to occur on or about March 11, 2004 (“Effective Date”). The term of this Agreement is for a period of two (2) years. Executive’s salary and performance will be reviewed at least annually for compensation changes.

1.3	Position. Subject to terms set forth herein, the Company agrees to employ Executive in the position of Executive Vice President, Chief Medical Officer and Executive hereby accepts such employment. During the term of his employment with the Company, Executive will devote his best efforts and all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies) to the business of the Company. Permitted outside activities, listed in the Attachment A, are subject to review and approval by the Chief Executive Officer.

1.4	Duties. Executive shall be proposed to the Board to be an executive officer of the Company, and serve in an executive capacity. He shall have such duties, responsibilities, and authority as are customarily associated with his then current title and as assigned to Executive by the Chief Executive Officer. The Chief Executive Officer has the right to assign and change Executive’s duties commensurate with employment grade at any time. A draft of the General Responsibilities of the Executive are listed in Attachment B, subject to final approval of the Chief Executive Officer at the time of closing.

1.5	Other Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions.

2.	COMPENSATION.

2.1	Salary. Executive shall receive for services an annualized base salary of $240,000.00 subject to standard federal and state withholding requirements, payable in accordance with the Company’s standard payroll practices.

a)	Signing Bonus. Executive shall receive signing bonus in the amount $30,000 payable as above on the first payday following his start date. If Executive voluntarily terminates within the first twenty-four (24) months, Executive will reimburse the Company the entire amount on a pro-rated basis.

b)	Review. As part of a yearly review of performance, Executive will be eligible for a change in salary, bonus and stock options based on performance, as determined by the Company’s Board of Directors. For 2004 only, Paradigm will review Executive’s title and compensation in July 2004 and annually thereafter.

2.2	Stock Options. As contemplated in the Merger Agreement, the Company shall assume the Executive’s option agreements (“Option”) to purchase 975,000 shares of TII’s stock. Pursuant to the terms of the Option agreements and the Merger Agreement, the right to purchase TII shares will be converted to the right to purchase Company shares. More information concerning TII’s 2001 Stock Option Plan and the conversion will be provided to the Executive in a separate communication. The Option shall vest according to the vesting schedule set forth in the governing conversion notice, which shall provide that the shares subject to the Option will vest over a one-year period, with fifty percent (50%) of the shares subject to the Option vesting upon the Effective Date of this Agreement, and the remaining fifty percent (50%) over the period of one (1) year at the rate of 1/24th of the initial option grant per month. Executive agrees to execute Paradigm’s standard form of stock option agreement, if requested, and the standard form of Lock-Up Letter Agreement as provided in the Merger Agreement.

Subject to the approval of the Company’s Board of Directors (“Board”), the Company shall grant Executive an option (“Option”) from the former Tissue Informatics Stock

Option Plan to purchase 100,000 shares of the Company’s common at a strike price determined on Executive’s first day of employment. More information concerning the Stock Option Plan will be provided to Executive in a separate communication.

The Option shall vest according to the vesting schedule set forth in the governing grant notice, which shall provide that the shares subject to the Option will vest over a three-year period, with twenty-five percent (25%) of the shares subject to the Option vesting upon the Executive’s date of hire, and another (25%) after Executive successfully completes one year of continuous service with Paradigm, and one-forty-eighth (1/48th) of the shares subject to the Option vesting for each month of Executive’s continuous service thereafter. Executive agrees to execute Paradigm’s standard form of stock option agreement.

2.3	Performance Bonus. Executive shall be eligible to participate in a Leadership Incentive Plan (LIP) at 40 percent (40%)(at target) of his base salary (subject to standard federal and state withholding requirements) as a grade 49 employee based on meeting goals as defined at the beginning of the plan year. Sample terms and conditions of this incentive opportunity are set forth in the attached 2002 Leadership Incentive Plan (LIP) [Attachment C], for his reference. The 2004 Leadership Incentive Plan (LIP) document will be provided to Executive once approved by the Board of Directors. Payment of any earned bonus shall be subject to the satisfaction of mutually agreed upon performance goals. The parties shall set forth these goals in a separate written document within a reasonable period of time following the execution of this Agreement. Based on recommendations of the Chief Executive Officer, the Company’s Board of Directors, in its sole discretion, shall determine the extent to which Executive has achieved the performance goals upon which Executive’s bonus is based.

2.4	Standard Company Benefits. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees generally. These benefits include relocation assistance for a period of up to twenty-four (24) months.

2.5	Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard travel and expense reimbursement policy. This will include but not limited to professional journals and subscriptions deemed reasonable and appropriate by Executive and Chief Executive Officer, including Executive’s travel to and from North Carolina for Company business, for the duration of the Agreement.

2.6	Paid Time Off. Executive will be granted an additional 80 hours of unused vacation from TII for 2004, to be taken with forty-five (45) days of Closing.

3.	OUTSIDE ACTIVITIES.

3.1	Other Employment/Enterprise. Except with the prior written consent of the Chief

Executive Officer, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive participant or investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder. Current approved activities are in Attachment A. Future involvements are to be agreed by Chief Executive Officer.

3.2	Conflicting Interests. Except as permitted by Section 3.3, while employed by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

3.3	Competing Enterprises. While employed by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an employee, officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such entity shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

4.	FORMER EMPLOYMENT.

4.1	Former Agreement Terminated. Except as expressly provided for in the Agreement, Executive acknowledges that his employment agreement with TII is terminated and shall have no further force or affect upon the closing of the Merger Agreement.

4.2	No Conflict With Existing Obligations. Executive represents that his performance of all the terms of this Agreement and as an employee of Paradigm does not and will not breach any agreement or obligation of any kind made prior to his employment by Paradigm, including agreements or obligations he may have with prior employers or entities for which he has provided services. Executive has not entered into, and agrees he will not enter into, any agreement or obligation either written or oral in conflict herewith.

4.3	No Disclosure of Confidential Information. If, in spite of the second sentence in Section 4.2, Executive should find that confidential information belonging to any former employer might be usable in connection with Paradigm’s business, Executive will not intentionally disclose to Paradigm or use on behalf of Paradigm any confidential information belonging to any of Executive’s former employers (except in accordance with agreements between Paradigm and any such former employer); but during Executive’s employment by Paradigm, he will use in the performance of his duties all information which is generally known and used by persons with training and experience comparable to his own and all information which is common knowledge in the industry or otherwise legally in the public domain.

5.	TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive’s employment with Paradigm is at-will. The provisions of Sections 5.1 through 5.7 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

5.1	Termination Without Cause. The Chief Executive Officer and Compensation Committee of the Board shall have the right to terminate Executive’s employment with the Company at any time without Cause by giving notice as described in Section 5.6 of this Agreement.

a)	In the event Executive’s employment is terminated by the Company without Cause or for a reason other than Executive’s death, disability or cessation of the Company’s business pursuant to Section 5.5 below, Paradigm will continue to pay Executive his salary at the date of termination (less applicable deductions and withholdings), and provide his healthcare benefits in effect on the date of his termination through reimbursement of COBRA expense (less applicable employee premium sharing amounts) for a maximum time period of up to twelve (12) months following the Executive’s final date of employment. These payments will only be made if: 1) Executive executes a general release of all claims against Paradigm, including but not limited to language waiving any and all claims Executive has or has had against Paradigm or relating to any event or claim occurring prior to the date of the release, any state law claims and claims under federal employment law statutes, or any claims relating to his employment by or separation from Paradigm and language including a confidentiality and non-disparagement provision with language acceptable to the Company no later than twenty-one (21) days after the date of termination (or within 45 days of the date of termination if the separation is subject to the Older Workers Benefit Protection Act; the parties agree that the determination of whether this Act applies will be made solely by Paradigm), and 2) for the first twelve (12) months of employment, should such separation occur, Executive must use diligent documented efforts to obtain other employment, which must be documented in detail monthly in writing to the Company’s VP, Human Resources. Executive will only receive the salary and benefits as set forth above during this maximum twelve (12) month-period as long as he is unable to secure comparable regular, full time employment or a consulting engagement lasting for more than six (6) months at a commensurate level of compensation. To the extent compensation received as a consultant is less than compensation received prior to separation, the Company shall offset against amounts otherwise due Executive the foregoing amounts of compensation, and pay the difference to Executive.

Executive shall have an obligation to notify the Company of any positions he accepts in any capacity during the applicable severance period. Executive must submit written resignation of any committee seat, regular or ex-officio. The parties agree that Paradigm’s Vice President of Human Resources will determine and make the final decision on whether Executive has made diligent efforts to obtain other employment, and receive benefits, under this paragraph. For the period following the first twelve (12) months of employment, Executive need not report employment efforts and the contingency of engaging in good faith efforts to seek other employment is waived.

b)	Executive shall not receive severance pay or continuation of benefits unless and until the above-referenced release of all claims becomes effective, and can no longer be revoked under its terms.

c)	If the Company is acquired or a change of control of ownership with respect to the Company (as defined below) occurs at anytime during the twelve (12) month severance period, described above, all amounts of salary and the cash equivalent of the cost of COBRA expense for the remainder of the twelve (12) month period shall be due and payable to Executive in full.

d)	If Paradigm is acquired or a change of control of ownership with respect to Paradigm (as defined below) occurs, Paradigm will increase two-fold for each option grant the amount of stock options otherwise vested effective immediately prior to the closing of such a transaction up to a maximum of 100%. If position redundancy occurs within twelve (12) months of a change of control, Executive is entitled to a full twelve (12) months of severance pay on a non-contingent basis.

e)	“Change of Control” means the occurrence of any of the following events: a) Ownership: a “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Paradigm representing 50% or more of the total voting power represented by Paradigm’s then outstanding voting securities (excluding for this purpose Paradigm or its Affiliates or any employee benefit plan of Paradigm) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or b) Merger/Sale of Assets: a closing of a merger or consolidation of Paradigm whether or not approved by the Board of Directors, other than a closing of a merger or consolidation which would result in the voting securities of Paradigm outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 80% of the total voting power represented by the voting securities of Paradigm or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, upon the sale or disposition by Paradigm of all or substantially all of Paradigm’s assets.

5.2	Termination for Cause.

a)	The Chief Executive Officer and the Compensation Committee of the Board shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 6.6 of this Agreement.

b)	“Cause” for termination shall mean: a) Executive’s material breach of this Agreement, including willful and continued failure to perform his duties hereunder for thirty (30) days after a written demand for performance is delivered to Executive on behalf of the Company which specifically identifies the manner in which it is alleged that the Executive has not substantially performed his duties and Executive fails to correct said deficiencies; b) conviction of, or pleading guilty or nolo contendere to, a felony or other crime involving theft, fraud or moral turpitude; c) drug or alcohol abuse; d) Executive’s refusal to abide by or comply with the appropriate directives of the Board tied to reasonable allowance; e) Executive’s dishonesty, fraud, or misconduct with respect to the business affairs of the Company, including, without limitation, fraud, misappropriation or embezzlement; f) intentional damage of any property worth in excess of $1,000 of the Company; g) conduct by Executive which demonstrates gross unfitness to serve or h) any violation of Paradigm rules or policies for which termination is the normal discipline based on policy or past practice.

c)	In the event Executive’s employment is terminated at any time with Cause, he will not receive severance pay, accelerated vesting of stock options, or any other compensation or benefits as the result of his termination.

5.3	Voluntary or Mutual Termination.

a)	Executive may voluntarily terminate his employment with the Company at any time by giving notice as described in Section 5.6.

b)	In the event Executive voluntarily terminates his employment, he will not receive severance pay, further accelerated vesting of stock options, or any other compensation or benefits as the result of his termination.

5.4	Termination for Inability to Regularly Perform Duties.

a)	The Company’s Chief Executive Officer may terminate Executive in the event of any illness, disability or other physical or mental incapacity in such a manner that Executive is physically rendered unable regularly to perform the essential functions of his job duties hereunder. For a period of ninety (90) days, with or without reasonable accommodation, as validated by a certified physician mutually agreed upon by the Company and Executive. In the event mutual agreement cannot be timely reached, the Company shall select the physician.

b)	The Company’s Chief Executive Officer shall make the determination regarding whether Executive is unable regularly to perform his duties as described in subsection (a) above.

c)	In the event Executive’s employment is terminated at any time for inability to regularly perform duties as described in subsection (a) above, he will not receive severance pay, accelerated vesting of stock options, or any other compensation or benefits as the result of his termination.

5.5	Dissolution, Liquidation or Insolvency of the Company. Notwithstanding the above, in the event Executive’s employment is terminated by the Company in connection with or as a result of the liquidation, dissolution, insolvency or other winding up of the affairs of the Company without the establishment of a successor entity to the Company, the Company shall have no obligation to provide severance or further financial consideration to Executive, including a performance bonus, except for any reasonable expense reimbursements or base salary that Executive has accrued and earned at the time of such termination.

5.6	Notice: Effective Date of Termination. Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

a)	immediately after Executive, for any reason, gives written notice to the Company’s Chief Executive Officer of his termination.

b)	immediately upon the Company’s Chief Executive Officer or his designee giving written notice to Executive of his termination for Cause, without Cause or as a result of an event listed in Section 5.4 or 5.5 above;

5.7	Restrictive Covenants. Executive acknowledges and recognizes that the Company is involved in a highly competitive business, and that the Executive in the course of his Employment hereunder, will be privy to trade secrets and to other highly confidential proprietary information. The Executive accordingly agrees that during the Employment Term and for the longer of one (1) year after termination of his Employment hereunder, or for any period during which he is receiving severance payments hereunder.

a)	Non-Compete. Executive will not engage in any competitive activity. “Competitive Activity” means: a) directly or indirectly, engaging, assisting or participating in, in whatever capacity, any business, firm, corporation, or organization that directly competes with the business engaged or hereafter engaged in by the Company; b) the sale, trade, research, service or production or attempted sale, trade, research, service or production of products or services which are direct competitor research, services or products to the research, services or products produced, sold or designed by the Company. In case of doubt on the part of either party in a given circumstance, and whether before or after Executive’s separation from the Company, Executive and the Chief Executive Officer will enter into good faith discussions in an attempt to reach a resolution of any related issues.

b)	Non-Solicitation (Business). Executive will not, directly or indirectly, for self or on behalf of another person or entity, solicit or attempt to obtain business from, accept business from, or do business with or service, or directly or indirectly aid or assist anyone else in the solicitation or acceptance of business from, any of the Company’s customers, prospective customers or suppliers in the three Competitive Activity categories defined in Section 5.7 a). By way of example and not limitation, the terms “customers,” “prospective customers,” and “suppliers” as used in this Section include the individual people with whom the Executive personally had contact during the final two (2) years of employment, as well as the entities that employed those individuals. Any exception to 5.7 must be made in writing by the Company’s Chief Executive Officer.

c)	Non-Solicitation (Employees). Executive will not directly or indirectly, for self or on behalf of another person or entity, induce or attempt to induce any Company employee to terminate employment, or hire or participate in the hiring or interviewing of any Company employee for or by another employer. Executive will not directly or indirectly assist other in engaging in any of the activities in which Executive is prohibited from engaging by this provision; accordingly, by way of example, Executive will not provide names or other information about the Company’s employees for the purpose of assisting others to hire such employees, and will not provide information to a Company employee about any employer or any company or entity affiliated with you or your employer for the purpose of assisting that Company employee in finding employment with such entity. For purposes of this Section, a “Company employee” means any person who was employed by the Company within one year of the date of any action of Executive that violates this Section.

d)	Interpretation. It is expressly understood and agreed that a) although Executive and the Company consider the above restrictions to be reasonable, if a final judicial determination is made by a court or other tribunal of competent jurisdiction that any restriction contained in the Agreement is unenforceable, this Agreement shall not be rendered void but shall be deemed to be enforceable to such maximum extent as such court or tribunal may determine or indicate to be enforceable, and b) if any restriction contained in this Agreement is determined to be unenforceable and such restriction cannot be amended so as to make I enforceable, such finding shall not affect the enforceability of any of the other provision or restrictions contained herein.

6.	GENERAL PROVISIONS.

6.1.	Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by hand, telecopier, or telex) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

6.2	Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

6.3	Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.4	Complete Agreement. This Agreement and its attachments constitute the entire agreement between Executive and the Company. This Agreement is the complete, final and exclusive embodiment of their agreement with regard to this subject matter and supercedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by the President and Chief Executive Officer of the Company.

6.5	Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

6.6	Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

6.7	Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

6.8	Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of North Carolina. Executive expressly consents to the jurisdiction of the state and federal courts for Durham County, North Carolina, for all actions arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first below written.

Paradigm Genetics, Inc.

By:	/s/ Heinrich Gugger
For Paradigm Genetics, Inc.

Date:	January 29, 2004

/s/ Peter C. Johnson
Peter C. Johnson

Date: January 29, 2004